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                                                                      Exhibit 99

                           ABERCROMBIE & FITCH REPORTS
                             DECEMBER SALES RESULTS



NEW ALBANY, Ohio / January 8, 2004 - Abercrombie & Fitch (NYSE: ANF) today reported net sales of $302.1 million for the five-week period ended January 3, 2004, compared to last year's December sales of $296.0 million. December comparable store sales decreased 13% compared with the five-week period ended January 4, 2003.

Year-to-date, the Company reported a net sales increase of 6% to $1.611 billion from $1.516 billion last year. Comparable store sales decreased 9% for the year-to-date period.

The Company said it expects to report EPS in the range of $0.90 to $0.93 per diluted share for the fiscal fourth quarter.

Abercrombie & Fitch operated a total of 697 stores at the end of December, including 172 abercrombie stores and 167 Hollister Co. stores. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.

To hear Abercrombie & Fitch's prerecorded December sales message, please dial
(800) 642-1687, followed by the conference identification number 6755239.


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For further information, call:    Thomas D. Lennox
                                  Director, Investor Relations and
                                  Corporate Communications
                                  (614) 283-6751


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995:
The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Release, the Company's Form 10-K or made by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any such forward-looking statements or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; market price of key raw materials; ability to source product from its global supplier base; litigation; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates.